Exhibit 16.1

December 12, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 10, 2025, to be filed by our former client, Faraday Future Intelligent Electric Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Macias Gini & O’Connell LLP